Chembio Diagnostics Reports Fourth Quarter and Full Year 2017 Financial Results

MEDFORD, NY, March 8, 2018 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care ("POC") diagnostic tests for infectious diseases, today reported financial results for the fourth quarter and full year ended December 31, 2017.

Recent Accomplishments & Highlights
•	Achieved total revenue of $24.0 million of which net product sales were $19.3 million for the full year 2017, increases of 34% and 41% respectively, over prior year
•	Received $8.5 million 2018 purchase commitment from Bio-Manguinhos in Brazil for DPP® HIV Assays and DPP® Leishmania Assays
•	Won three-year, $15.8 million total contract value tender from the Ethiopian Pharmaceuticals Fund and Supply Agency to deliver HIV STAT-PAK® Assays between 2018-2020
•	Received conditional award of $1.5 million to $4.9 million in 2018-2019 from UNICEF for DPP® Zika Systems
•	Filed Premarket Approval Application for the DPP® HIV-Syphilis Assay and DPP® Micro Reader to the Food and Drug Administration, following completion of U.S. clinical trials
•	Entered collaboration with AstraZeneca to develop a quantitative DPP® Assay to detect an undisclosed biomarker, from which Chembio will receive up to $2.9 million in R&D funding over 18 months
•	Strengthened balance sheet with $11.0 million in net capital from underwritten public offering in February 2018

"We demonstrated strong financial performance and meaningful progress toward our strategic and operational objectives during the fourth quarter and full year 2017. We are particularly pleased with the strong growth in total revenue and product sales," said John Sperzel, Chembio's Chief Executive Officer. "Our DPP® platform is a cornerstone from which we can build and launch a meaningful pipeline of products, and as we enter 2018, we are well positioned to continue executing on several additional milestones."

Fourth Quarter 2017 Financial Results
Total revenues for the fourth quarter of 2017 were $6.0 million, an increase of 40.7% compared to the fourth quarter of 2016. Net product sales for the fourth quarter of 2017 were $4.9 million, an increase of 50.9% compared to the fourth quarter of 2016.  License and royalty and R&D, milestone and grant revenues for the fourth quarter of 2017 were $1.1 million, an increase of 8.8% compared to the fourth quarter of 2016.

Product gross margin for the fourth quarter of 2017 was $1.4 million, an increase of 97.9% compared to the fourth quarter of 2016. Gross product margin percent for the fourth quarter of 2017 was 29.5% compared to 22.5% for the fourth quarter of 2016.

Other costs and expenses, representing R&D and SG&A expenses, for the fourth quarter of 2017 were $4.6 million, an increase of 7.2% compared to the fourth quarter of 2016. The $0.3 million increase was primarily due to an increase in sales and marketing expenses and professional fees.

Net loss for the fourth quarter of 2017 was $2.0 million, or $0.16 per diluted share, compared with a net loss of $2.6 million, or $0.21 per diluted share, for the fourth quarter of 2016.

Full Year 2017 Financial Results
Total revenues for 2017 were $24.0 million, an increase of 34.4% compared to 2016. Net product sales for 2017 were $19.3 million, an increase of 41.2% compared to 2016. License and royalty and R&D, milestone and grant revenues in 2017 totaled $4.7 million, an increase of 12.0% compared to 2016.

Gross product margin for 2017 was $6.4 million, an increase of 50.2% compared to 2016, the $2.1 million increase was primarily due to increased product sales volume. Gross product margin percent for 2017 was 33.1% compared to 31.2% for 2016.

Other costs and expenses, representing R&D and SG&A expenses in 2017 were $17.6 million, an increase of 9.7% compared to 2016. The $1.6 million increase was primarily due to an increase in sales and marketing expenses and professional fees.

Net loss for 2017 was $6.4 million, or $0.52 per diluted share, compared with net loss of $13.3 million, or $1.26 per diluted share, in 2016.

Cash and cash equivalents as of December 31, 2017 totaled $3.8 million.

Conference Call
Chembio will host a conference call today beginning at 4:30pm ET to discuss financial results and recent business highlights. Investors interested in listening to the call may do so by dialing (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S.  To listen to a live webcast, please visit the Investor Relations section of Chembio's website at www.chembio.com. Following the call, a reply will be available on the Investor Relations section of the company's website for 90 days. A telephone replay will be available by dialing (877) 481-4010 from the U.S. or (919) 882-2331 from outside the U.S. using the conference ID: 26056 until 4:30pm ET on March 15, 2018.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses, and markets rapid diagnostic tests in the growing $8.0 billion POC testing market. Chembio's patented DPP® technology platform offers significant advantages over traditional POC lateral-flow technologies and provides the Company with a robust pipeline of business opportunities in the areas of sexually transmitted disease, tropical and fever disease, and technology collaborations.

The Company markets its products directly and through third-party distributors under the brand names: DPP®, STAT-PAK®, SURE CHECK®, and STAT-VIEW®.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Each of Chembio Diagnostic Systems Inc. and Chembio Diagnostics Malaysia Sdn Bhd is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

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Investor Relations Contact
Lynn Pieper Lewis
Gilmartin Group
(415) 937-5402
investor@chembio.com